U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

HOLLANDER                BARRY                      S
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   (Last)               (First)                 (Middle)

2401 PGA BOULEVARD, SUITE 190
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                                    (Street)

PALM BEACH GARDENS      FLORIDA                 33410
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   (City)               (State)                 (Zip)

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2. Issuer Name and Ticker or Trading Symbol

TORPEDO SPORTS USA, INC.   (TPDO)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Day/Year

SEPTEMBER 17, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

      CHIEF FINANCIAL OFFICER
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ]   Form filed by One Reporting Person
   [   ]   Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                          2A.        3.          Disposed of (D)                 Securities     Form:     7.
                               2.         Deemed     Transaction (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                               Trans-     Execution  Code        ------------------------------  Owned at End   (D) or    Indirect
1.                             action     Date, if   (Instr. 8)                 (A)              of Month       Indirect  Beneficial
Title of Security              Date       any        -----------    Amount      or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)                     (mm/dd/yy) (mm/dd/yy) Code     V                 (D)              and 4)         (Instr.4) (Instr. 4)
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
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COMMON STOCK, $.001 PAR VALUE  9/17/02               S              75,000      D      $.75      260,130        D
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
            2.                                                                                            Deriv-    of
            Conver-                            5.                              7.                         ative     Deriv-   11.
            sion                               Number of                       Title and Amount           Secur-    ative    Nature
            or               3A.               Derivative    6.                of Underlying     8.       ities     Secur-   of
            Exer-            Deemed   4.       Securities    Date              Securities        Price    Bene-     ity:     In-
            cise     3.      Exec-    Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
            Price    Trans-  ution    action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.          of       action  Date,    Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of    Deriv-   Date    if any   (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative  ative    (Month/ (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security    Secur-   Day/    Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)  ity      Year)   Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
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COMMON
STOCK
PURCHASE    $0.26                                            3/29     3/29     COMMON                     122,000   D
OPTION                                                       2002     2007     STOCK
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
Explanation of Responses:



/S/ BARRY S. HOLLANDER                                     SEPTEMBER 19, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.